Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL, INC. REPORTS FOURTH
QUARTER AND FULL YEAR RESULTS FOR 2003

Company reports record annual revenue representing a 49% year over year increase as the EDC market continues to demonstrate growth in adoption rates

     CLEVELAND, Ohio, February 25, 2004. DATATRAK International, Inc. (Nasdaq: “DATA”), the leading and most experienced Application Service Provider (“ASP”) in the Electronic Data Capture (“EDC”) industry, today reported its financial results for the fourth quarter and full year of 2003.

     For the three months ended December 31, 2003, DATATRAK reported revenue of $1,966,000 and a net loss of ($297,000), or ($0.05) per share. These results compared with revenue of $1,255,000 and a net loss of ($1,099,000), or ($0.21) per share, in the fourth quarter of 2002. Gross profit for the fourth quarter of 2003 was 74%, compared to 69% for the same period in 2002.

     For the year ended December 31, 2003, DATATRAK’s revenue increased to $7,052,000 from $4,721,000 for the year ended December 31, 2002. The Company recorded a net loss of ($1,049,000), or ($0.19) per share in 2003, compared to a net loss of ($6,391,000), or ($1.22) per share, in the year ended December 31, 2002. Gross profit for 2003 was 77%, compared to 62% for 2002. The 2002 results include special items charges of $364,000 associated with a reduction in employees and a terminated potential acquisition.

     Significant developments since the third quarter announcement include:

•	Selection of the DATATRAK product suite by two pharmaceutical companies (following industry-wide evaluations) on which to standardize their clinical trials. One of these companies is a new client who is currently negotiating a Master Agreement with DATATRAK

•	The standardizing on DATATRAK’s product suite from our existing client mentioned above is the result of international expansion into three new divisions following positive initial experiences

•	Launching a Technology Transfer relationship with a large pharmaceutical client – allowing customers to become more independent with EDC

•	Initiation of the eMerge EDC Certification Program helping clients achieve maximal value with EDC implementations

•	Release of a new product in StudyTrak™, described as a clinical trial operating system

     DATATRAK’s backlog is currently $14.2 million. This compares to a backlog of $12.6 million at December 31, 2002. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not yet been signed. All contracts are subject to possible delays or cancellation or they can change in scope in a positive or negative direction. Therefore, the current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue.

     “The year of 2003 represented many outstanding achievements by our Company,” noted Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “Within the past year our team has been successful at growing our revenue by 49%, cutting our operating loss by 84%, elevating the value of our stock by more than tenfold and nearly doubling our cash resources through a private placement that provided substantial long-term stability for DATATRAK and its shareholders. We expect that 2004 will produce even more significant milestones as we work hard to achieve our goals of profitability and continued international market growth. Specifically, a number of our current customers are continuing along the path of formalizing Technology Transfer relationships with us. Our Certification Program has received overwhelming support from our customer base and our pipeline of potential new customers has never been greater. All of this is building a strong foundation for continued incremental growth as we progress into 2004 and beyond.”

     The Company will also host a conference call today at 4:30 p.m. EST. To participate in the call, participants are asked to dial 973-317-5319 a few minutes before 4:30 p.m. EST. A replay of the conference call will be available at approximately 6:30 p.m. EST on February 25, 2004, and will run until 12:00 a.m. EST on March 2, 2004. Dialing 973-709-2089 will access the replay. The access code is #337292.

     DATATRAK International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products supporting the use of DATATRAK EDC® and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC® was developed in order to deliver clinical research data from investigative sites to clinical trial sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC® can be deployed worldwide in either a distributed platform using laptop computers or in a centralized environment using the Internet. DATATRAK EDC® software and its earlier versions have successfully supported many international clinical studies involving thousands of clinical research sites and encompassing tens of thousands of patients in over 40 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 14 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common stock is listed on the Nasdaq Stock Market under the symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatraknet.com or www.datatraknet.de.

     Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC® software; the development and fluctuations in the market for EDC technology; continued unreliability of the Internet infrastructure; the degree of the Company’s success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; dependence on key personnel; governmental regulation; the early stage of the Company’s EDC business and operations; and general economic conditions. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black
President and Chief Executive Officer	Chief Financial Officer
DATATRAK International, Inc.	DATATRAK International, Inc.

440-443-0082 x112	440-443-0082 x110

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	December 31, 2003	December 31, 2002

Cash and investments	$4,261,184	$2,243,617
Accounts receivable, net	788,342	883,584
Other	1,327,008	2,178,373

Total assets	$6,376,534	$5,305,574

Accounts payable and other current liabilities	$1,775,703	$2,050,978
Long-term liabilities	—	23,979
Shareholders’ equity	4,600,831	3,230,617

Total liabilities and shareholders’ equity	$6,376,534	$5,305,574

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended December 31,

	2003	2002

Revenue	$1,965,603	$1,254,763
Direct costs	511,674	393,296

Gross profit	1,453,929	861,467
Selling, general and administrative expenses	1,526,355	1,689,392
Depreciation and amortization	223,036	276,815

Loss from operations	(295,462)	(1,104,740)
Other income, net	2,488	6,084

Income (loss) before income taxes	(292,974)	(1,098,656)
Income tax expense	4,316	—

Net loss	$(297,290)	$(1,098,656)

Basic and diluted net loss per share	$(0.05)	$(0.21)

Weighted average common shares outstanding	5,983,413	5,263,836

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Year Ended December 31,

	2003	2002

Revenue	$7,052,158	$4,720,912
Direct costs	1,622,231	1,803,671

Gross profit	5,429,927	2,917,241
Selling, general and administrative expenses	5,550,833	7,893,208
Special items	—	363,964
Depreciation and amortization	936,958	1,122,528

Loss from operations	(1,057,864)	(6,462,459)
Other income, net	13,559	71,849

Income (loss) before income taxes	(1,044,305)	(6,390,610)
Income tax expense	4,316	—

Net loss	$(1,048,621)	$(6,390,610)

Basic and diluted net loss per share	$(0.19)	$(1.22)

Weighted average common shares outstanding	5,565,149	5,237,425